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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

             EXHIBIT 11 -- COMPUTATION OF (LOSS) EARNINGS PER SHARE
                                  (UNAUDITED)



                                                              THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                    JUNE 30,                          JUNE 30,
                                                             1996            1995             1996              1995
                                                             ----            ----             ----              ----
 Primary and Fully Diluted
      Weighted average shares outstanding                  3,334,493       2,432,844        2,883,668         2,432,844
                                                          ==========      ==========       ==========        ==========

 Net (loss) income                                        $   29,584      $  (28,435)      $  (55,065)       $   37,024
                                                          ==========      ==========       ==========        ==========


 Net (loss) income per share                              $      .01      $     (.01)      $     (.02)       $      .02
                                                          ==========      ==========       ==========        ==========
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